EXHIBIT 99.1

FOR MORE INFORMATION CONTACT:

Investors:                                  Media:
Jayne L. Cavuoto-Krafchik                   Drew Biondo
Director of Investor Relations              Director of Corporate Communications
(516) 812-8217                              (516) 812-8208
jcavuoto@deltafinancial.com                 dbiondo@deltafinancial.com


 DELTA FINANCIAL REPORTS SECOND QUARTER DILUTED EPS OF $0.58, COMPARED TO $0.23
                                    IN Q2 02

       RAISES 2003 GUIDANCE TO $1.75 PER DILUTED SHARE


      WOODBURY, NY, July 31, 2003 - Delta Financial Corporation (Amex: DFC) a specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans, today reported net income of $11.7 million, or $0.58 per diluted share, on total revenue of $34.1 million, compared to $4.0 million, or $0.23 per diluted share, on revenue of $21.6 million for the same period a year ago. Total diluted shares for the quarters ended June 30, 2003, and June 30, 2002 were 19.1 million and 16.9 million, respectively.

SECOND QUARTER HIGHLIGHTS

o Net income grew by 193%, and diluted EPS increased 152% over Q2 02.
o Revenues were 58% higher than in Q2 02, as total expenses rose 28% over Q2 02.
o Loan originations increased by 66%, to $348.2 million from $210.1 million in Q2 02.
o Direct cost to originate loans decreased 29%, to 2.2% from 3.1% in Q2 02.
o Delta's stock listed on The American Stock Exchange.
o The Company successfully completed a $393 million asset-backed securitization.

      For the six months ended June 30, 2003, the Company reported net income of $18.4 million, or $0.93 per diluted share, compared to $6.2 million, or $0.37 per diluted share, for the same period one year ago. Total revenue increased to $60.6 million from $41.2 million for the same period last year. Total diluted shares for the six months ended June 30, 2003, and June 30, 2002 were 19.0 million and 16.9 million, respectively.

      Commenting on this morning's results, Hugh Miller, President and Chief Executive Officer said, "We benefited from a wider net interest margin - which is the spread between the average mortgage rate on the pool of mortgage loans securitized, minus the cost of funds and

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related expenses on Delta's  securitized loans - and improved our profitability, by increasing loan originations and controlling our costs, due largely to strong demand for our mortgage products, a receptive secondary market and better use of technology to enhance customer service."

      "We are raising our earnings estimate to $1.75 per diluted share, from the previously stated 2003 guidance of $1.45 to $1.50 per diluted share. This revised guidance takes into account some compression of our net interest margin going forward due to the current interest rate environment and competitive landscape."

LOAN ORIGINATIONS

      Delta originated $348.2 million of mortgage loans in the second quarter 2003, a 66 percent increase over the $210.1 million of mortgage loans originated during the comparable period last year.

      Discussing loan originations, Mr. Miller stated, "We remain extremely focused on our goal to grow our loan originations and reduce costs. In that regard, we plan to continue enhancing the capabilities of our proprietary mortgage loan processing technology, CLICK AND CLOSE, further reducing the time needed to originate our loans which reduces our costs. In addition, we have expanded, and expect to continue to expand, our retail channel and strengthened our relationships with existing brokers while developing relationships with new brokers in our wholesale channel. These initiatives have enabled us to grow our loan originations and revenues at a substantially faster rate than our overall expenses, which has resulted in increased profit margins. In fact, we have already posted record loan production in July from our combined broker and retail channels."

LOAN DISTRIBUTION CHANNELS

      During the second quarter of 2003, wholesale and retail loan originations represented 56 percent and 44 percent, respectively, of Delta's total loan production, compared to 67 percent and 33 percent for the same period last year. Delta's retail loan production, for the second quarter 2003, increased 122 percent over the same period in 2002. Wholesale production from Delta's network of independent brokers, for the second quarter 2003, grew 38 percent over the comparable period in 2002.

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SECONDARY MARKETING (SECURITIZATION AND LOAN SALES)

      In the second quarter, Delta completed a $393 million senior-subordinate securitization structure (backed by a $400 million pool of mortgage loans) and issued a NIM note (net interest margin note backed by the excess cashflow certificate received from the securitization). Similar to the structure of Delta's three most recent securitizations, this securitization contained a pre-funding feature under which approximately $302 million of mortgage loans were delivered to the securitization trust in the second quarter, with the remaining $98 million of mortgage loans delivered in July. This structure is designed to reduce execution and interest rate risk on the additional loans delivered to the securitization trust in the ensuing quarter, which the Company would otherwise seek to securitize or sell later in that quarter. Delta also sold approximately $9.1 million of mortgage loans on a whole-loan basis during the second quarter.

      The following table summarizes the Company's gain on sale of mortgage loans from securitization and whole loan sales consummated and delivered in the three months ended June 30, 2003 and 2002:

                                                          JUNE 30, 2003     JUNE 30, 2002
                                                          -------------     -------------
Securitized loans delivered to trust (in millions)          $ 334.9            $ 200.0
Total cash premium, net of related expenses                    6.2%               5.3%
Excess cashflow certificate                                    1.0%               1.3%

Whole loan sales (in millions)                              $   9.1            $  35.4
Total cash premium, net of related reserve                     5.0%               4.6%

Total Gain on Sale:
Total securitization and loan sales (in millions)           $ 344.0            $ 235.4
Total cash premium, net of related expenses and reserve        6.1%               5.2%
Excess cashflow certificate                                    1.0%               1.1%
  Total Gain on Sale                                           7.1%               6.3%

      Approximately 93 percent of the Company's total revenues in the second quarter of 2003 consisted of cash revenues.


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
DILUTED SHARE COUNT

      The 13 percent and 12 percent increase in the Company's diluted weighted-average number of shares outstanding for the three and six months ended June 30, 2003 over the respective comparable periods in the prior year, was primarily the result of warrants and employee stock options the Company had issued in prior periods. Under the treasury stock method, warrants and employee stock options become dilutive (I.E. increase the number of diluted shares outstanding) when their exercise price is below the then market price of the common stock. The greater the difference between the exercise price and market price, the greater the dilution. Accordingly, the significant increase in Delta's stock price over the past several months - from $1.10 on December 31, 2002 to $7.27 on June 30, 2003 - was the primary cause of the increased dilution.

FACTORS THAT MAY IMPACT EARNINGS GUIDANCE

      The earnings guidance given in this release speaks only as of a given point in time and is necessarily based upon numerous assumptions that may not prove valid in the future. The Company hereby disclaims any obligation to update the guidance at any future date. The process of determining quarterly earnings involves, among other things, assumptions regarding the Company's future loan production, securitization execution, interest rates, availability of funding at favorable terms and conditions, loan prepayment rates, delinquency and default rates, costs associated with litigation and regulatory compliance and general economic conditions. Therefore, any assumptions that are imbedded in current earnings guidance are just current estimates that are subject to significant potential revisions based upon the facts and circumstances which may exist at future period ends.

      As reported in more detail in its reports on Form 10-K and 10-Q, as well as when earnings guidance has been given in the past, the Company has a significant deferred tax asset. As of June 30, 2003, it totaled $42.8 million. The majority of this asset is reduced by a valuation allowance that was established in 2001 ($37.2 million at June 30, 2003). As a result of the "valuation allowance" on the tax loss carry forward, the Company has recorded minimal taxes in its results of operations over the past several quarters. Over the next several quarters, Delta's senior management and audit committee will be reviewing whether and when it may be appropriate to reverse the valuation allowance.


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   Any reversal of the valuation allowance will have two significant effects:

     o First, in the quarter in which the Company makes such a reversal, it will record additional income equal to the amount of the valuation allowance reversal.

     o Second, if the valuation allowance were reversed in its entirety, the Company's results of operations following such a reversal would include a tax provision reflecting its corporate tax rate of approximately 40 percent.

ABOUT THE COMPANY

      Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates home equity loans primarily in 26 states. Loans are originated through a network of approximately 1,500 brokers and the Company's retail offices. Since 1991, Delta has sold approximately $8.4 billion of its mortgages through 36 securitizations.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be "forward-looking" statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our expectations as to future earnings and business prospects, interest rates, broker and retail loan production and loan performance. There are many important factors that could cause Delta Financial Corporation and its subsidiaries' actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; the Company's ability or inability to continue to access the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs associated with litigation, the Company's regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for Delta Financial Corporation and its subsidiaries' services, and other risks identified in Delta Financial Corporation's filings with the Securities and Exchange Commission. Delta hereby disclaims any obligation to update or revise any of the information contained in this press release at any future date.


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


                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                    JUNE 30,                JUNE 30,
                                               2003       2002         2003       2002
                                             -------    -------      -------    -------
REVENUES
  Net gain on sale of mortgage loans      $  24,351     14,725        42,516     27,063
  Interest                                    3,409      3,225         6,219      7,127
  Net origination fees and other income       6,325      3,627        11,896      7,031
                                            -------     ------        ------     ------
     Total revenues                          34,085     21,577        60,631     41,221
                                            -------     ------        ------     ------
EXPENSES
  Payroll and related costs                  13,960     10,099        26,689     19,776
  Interest expense                            1,396      1,469         2,475      3,016
  General and administrative                  6,993      5,905        12,766     11,960
                                            -------     ------       -------     ------
     Total expenses                          22,349     17,473        41,930     34,752
                                            -------     ------       -------     ------

Income before income
   tax expense                               11,736      4,104        18,701      6,469
Income tax expense                               35        132           303        252
                                            -------     ------       -------     ------
     Net income                          $   11,701      3,972        18,398      6,217
                                            =======     ======       =======     ======


PER SHARE DATA:
Basic -weighted average number of
  shares outstanding                     16,207,593  15,888,014   16,065,175  15,885,893
                                         ==========  ==========   ==========  ==========

Diluted -weighted average number of
  shares outstanding                     19,137,433  16,941,584   18,952,356  16,855,349
                                         ==========  ==========   ==========  ==========

Net income applicable to common shares  $   11,005(1)     3,972      17,702(1)     6,217
                                         =========      =======      =======     =======


Basic - net income per share            $     0.68         0.25        1.10         0.39
                                         =========      =======     =======      =======

Diluted - net income per share          $     0.58         0.23        0.93         0.37
                                         =========      =======     =======      =======


(1) After the required dividend payment of $695,780 in the aggregate to holders of the Company's Preferred Series A stock in June 2003.


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                  DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED AND CONDENSED BALANCE SHEETS
                       (UNAUDITED) (DOLLARS IN THOUSANDS)


                                                  JUNE 30,      DECEMBER 31,
                                                    2003            2002
                                                 ----------      ---------
ASSETS:
Cash and interest-bearing deposits            $      3,740          3,405
Loans held for sale, net                            71,146         33,984
Excess cashflow certificates, net                   28,301         24,565
Other assets                                        13,360         11,590
                                                 ---------      ---------
   Total assets                               $    116,547         73,544
                                                 =========      ==========

LIABILITIES:
Warehouse financing and other borrowings      $     41,330         16,352
Senior notes                                        10,844         10,844
Other liabilities                                   17,141         16,851
                                                 ---------      ---------
   Total liabilities                                69,315         44,047
                                                 ---------      ----------

STOCKHOLDERS' EQUITY:                               47,232         29,497
                                                 ---------      ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:   $    116,547        73,544
                                                 =========      ==========












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